OPTICAL COATING LABORATORY, INC. AND SUBSIDIARIES
                EXHIBIT 21.  SUBSIDIARIES OF THE REGISTRANT
             -------------------------------------------------

Optical Coating Laboratory, Inc. was incorporated in Delaware in 1948. The Company was reincorporated in California in 1963 and again reincorporated in Delaware November 2, 1987.

As of October 31, 1998, Optical Coating Laboratory, Inc. had the following subsidiaries:

                                                 PERCENT OF     PLACE OF
SUBSIDIARY NAME                                  OWNERSHIP   INCORPORATION
===============                                  ==========  =============

OCLI International Service Corporation...........   100%      California

OCLI Foreign Sales Corporation...................   100%            Guam

OCLI Optical Coating Laboratory, Ltd.............   100%        Scotland

OCLI Optical Coating Laboratory GmbH.............   100%         Germany

MMG Glastechnik GmbH.............................   100%         Germany

Netra Corporation................................   100%      California

OCLI Optical Coatings Espana, S.A................   100%           Spain

OCLI Optical Coating Laboratory B.V..............   100%     Netherlands

OCLI Optical Coating Laboratory EURL.............   100%          France

OCLI Optical Coating Laboratory, Srl.............   100%           Italy

Flex Products, Inc...............................   100%        Delaware

OCLI Asia K.K....................................   100%           Japan

























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